Exhibit 99.23

Press Release

Contacts:

Media:	Terri Snow	Financial:	Steve Hildebrand
	Executive Director -		Chief Financial Officer
	Corporate Communications		(918) 669-2288
(918) 669-2743
tsnow@dtag.com

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP REPORTS RECORD
FIRST QUARTER RESULTS

Company raises full year earnings guidance

Tulsa, Oklahoma, April 28, 2005: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today reported results for the first quarter ended March 31, 2005. Total revenue was a first quarter record at $342.8 million, up 14.8 percent from the prior year’s first quarter. Net income was also a first quarter record at $13.0 million, or $.49 per diluted share. For the comparable 2004 first quarter, total revenue was $298.7 million and net income was $6.5 million, or $.25 per share including the $.14 per share favorable cumulative effect of a change in accounting principle. First quarter 2004 net earnings were reduced by $2.7 million, or $.10 per diluted share, for the transition impact of implementing EITF 02-16.

For the 2005 first quarter, DTG achieved vehicle rental revenue of $313.0 million, a 17.9 percent increase over the 2004 first quarter, primarily as a result of a 15.7 percent increase in rental days and a 1.9 percent increase in revenue per day. Same store rental days were up 2.0 percent while franchise acquisitions contributed another 13.7 percent to rental day growth.

“We achieved another quarter of very impressive results, “Gary L. Paxton, President and Chief Executive Officer, said. “The Company benefited from an early Easter, improved revenue per day and favorable vehicle costs. We made a real effort this quarter to accelerate vehicle sales to achieve efficient utilization of our fleet and to position the Company to capture higher revenue per day, while at the same time taking advantage of the strong used car market. The acceleration of vehicle sales into the first quarter lowered our first quarter vehicle costs by an estimated $.20 per share.

“We also made progress on our strategy to acquire Dollar and Thrifty franchises in the U.S. and Canada. During the first quarter we acquired Thrifty branded locations in three airport markets, Jacksonville and Melbourne, Florida, and San Jose, California. These acquisitions added approximately 1,000 vehicles on an annualized basis to the Company’s rental fleet. We have now completed approximately 70 percent of our acquisition program in just over two years. We will continue to acquire franchise locations as they become available at values that meet our return on investment goals.”

During the first quarter, DTG purchased 374,100 shares under its $100 million share repurchase program at a total cost of $11.9 million. Since announcing the program in July 2003, DTG has purchased 1,244,400 shares at a total cost of approximately $34.1 million.

“We are proud of our achievements and believe they reflect the results of focusing on the Company’s mission of providing our customers with an exceptional car rental value every time,” Paxton said.

Outlook

Coming off a great first quarter, we are obviously pleased with our performance, however, we still face numerous challenges for the balance of the year,” Paxton said. “With the continuation of competitive pressure in the leisure value segment, uncertainties regarding the impact of our recent status change with Expedia and the impact of slower same store first quarter growth, we are lowering our same store rental day growth estimate to 3 to 5 percent over 2004 from our previous estimate of 6 to 7 percent growth. We were able to achieve an increase in revenue per day in the first quarter, but we have seen weak pricing early in the second quarter partially due to the shift of Easter into March this year. Expected constraints of vehicle sales to the rental industry by the automotive manufacturers may evidence itself in better alignment of industry capacity and support higher rental rates. However, at this time, we are maintaining our guidance range for revenue per day of flat to up 2 percent over 2004.” As a result of these factors and the improved used vehicle market, the Company is raising earnings per share guidance from a range of $2.00 to $2.20 to a range of $2.10 to $2.30.

The Dollar Thrifty Automotive Group, Inc. first quarter 2005 earnings conference call and live audio Web cast will be held on Thursday, April 28, 2005, at 10:00 a.m. (central time). Those interested in listening to the conference call live may access the call via Web cast at the corporate Web site, dtag.com, or by dialing 888-989-9767 (domestic) or 712-257-2124 (international). An audio replay of the conference call will be available through May 12, 2005, by calling 866-378-7478 (domestic) or 203-369-0328 (international). The ID and pass code for both the domestic and international replay is “Dollar Thrifty.” The replay will also be available via the corporate Web site for one year.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission, “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have over 1,600 corporate and franchised worldwide locations including over 800 in the United States and Canada. The Dollar or Thrifty brands operate in virtually all of the top U.S. airport markets; both brands operate in all of the top Canadian airport markets. The Company's more than 8,300 employees are located mainly in North America, but global service capabilities exist through an ever expanding international franchise network. For additional information, visit dtag.com.

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Dollar Thrifty Automotive Group, Inc. believes such forward-looking statements are based upon reasonable assumptions, such statements are not guarantees of future performance and certain factors could cause results to differ materially from current expectations. These factors include: price and product competition; economic and competitive conditions in markets and countries where the companies' customers reside and where the companies and their franchisees operate; natural hazards or catastrophes; incidents of terrorism; airline travel patterns; changes in capital availability or cost; costs and other terms related to the acquisition and disposition of automobiles; systems or communications failures; costs of conducting business and changes in structure or operations; and certain regulatory and environmental matters and litigation risks. Should one or more of these risks or uncertainties, among others, materialize, actual results could vary from those estimated, anticipated or projected. Dollar Thrifty Automotive Group, Inc. undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Table 1

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Three months ended		As % of
	March 31,		Total revenues
	2005	2004	2005	2004

Revenues:
Vehicle rentals	$312,953	$265,345	91.3%	88.8%
Vehicle leasing	14,526	17,768	4.2%	5.9%
Fees and services	12,276	12,134	3.6%	4.1%
Other	3,045	3,461	0.9%	1.2%

Total revenues	342,800	298,708	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	190,677	156,565	55.6%	52.4%
Vehicle depreciation and lease charges, net	53,587	69,199	15.6%	23.2%
Selling, general and administrative	54,855	47,547	16.0%	15.9%
Interest expense, net	19,494	19,209	5.7%	6.4%

Total costs and expenses	318,613	292,520	92.9%	97.9%

Income before income taxes	24,187	6,188	7.1%	2.1%

Income tax expense	11,212	3,431	3.3%	1.2%

Income before cumulative effect of a change in accounting principle	12,975	2,757	3.8%	0.9%

Cumulative effect of a change in accounting principle	-	3,730	0.0%	1.3%

Net income	$12,975	$6,487	3.8%	2.2%

Basic earnings per share:
Income before cumulative effect of a change in accounting principle	$0.52	$0.11
Cumulative effect of a change in accounting principle	-	0.15

Net income	$0.52	$0.26

Diluted earnings per share:
Income before cumulative effect of a change in accounting principle	$0.49	$0.11
Cumulative effect of a change in accounting principle	-	0.14

Net income	$0.49	$0.25

Weighted average number
of shares outstanding:
Basic	25,050,651	24,953,291
Diluted	26,292,267	26,248,701

Table 2

Dollar Thrifty Automotive Group, Inc.
Selected Operating and Financial Data

	Three months ended
	March 31, 2005

OPERATING DATA:
Vehicle Rental Data: (includes new stores)

Average number of vehicles operated	102,024
% change from prior year	20.2%
Number of rental days	7,736,465
% change from prior year	15.7%
Vehicle utilization	84.3%
Percentage points change from prior year	(2.3) p.p.
Average revenue per day	$40.45
% change from prior year	1.9%
Monthly average revenue per vehicle	$1,022
% change from prior year	(1.9%	)

Same Store Vehicle Rental Data: (excludes new stores)

Average number of vehicles operated	90,592
% change from prior year	6.8%
Number of rental days	6,819,011
% change from prior year	2.0%

Vehicle Leasing Data:

Average number of vehicles leased	11,558
% change from prior year	(27.3%	)
Monthly average revenue per vehicle	$419
% change from prior year	12.3%

FINANCIAL DATA: (in millions) (unaudited)
Non-vehicle depreciation and amortization	$ 6
Non-vehicle capital expenditures (excludes acquisitions)	6
Franchise acquisitions	3
Cash paid for/(refund of) income taxes	(1)

Selected Balance Sheet Data
(In millions)

	March 31,		December 31,
	2005	2004	2004

	(Unaudited)

Cash and cash equivalents	$184	$195	$204
Restricted cash and investments	103	355	455
Revenue-earning vehicles, net	2,581	2,200	2,268

Total debt (all vehicle debt)	2,417	2,323	2,500
Stockholders' equity	628	539	603